                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )*


                                    KFX INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
         ---------------------------------------------------------------
                         (Title of Class of Securities)


                                   48245L 10 7
                          --------------- ------------
                                 (CUSIP Number)


                                 April 30, 2002
                 -----------------------------------------------
              Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 12

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-----------------------                                        --------------
 Cusip No. 48245L 10 7                                          Page 2 of 12
-----------------------                                        --------------

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   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          RAM Trading, Ltd.
--------------------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]

                                                                    (b)  [_]

--------------------------------------------------------------------------------

   3.     SEC USE ONLY
--------------------------------------------------------------------------------

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   Cayman Islands corporation
                   Cayman Islands
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER
            NUMBER OF                0
             SHARES      -------------------------------------------------------
          BENEFICIALLY
            OWNED BY      6.  SHARED VOTING POWER
              EACH            2,000,000 shares of Common Stock
            REPORTING
             PERSON           Warrants to purchase 2,250,000 shares of Common
              WITH            Stock
                         -------------------------------------------------------

                          7.  SOLE DISPOSITIVE POWER
                                     0
                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER
                              See Row 6 above.
--------------------------------------------------------------------------------

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Row 6 above.
--------------------------------------------------------------------------------
   10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                 [_]
--------------------------------------------------------------------------------
   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Approximately 11.4% as of the date of filing of this statement.
          (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------
   12.    TYPE OF REPORTING PERSON*
                      CO

--------------------------------------------------------------------------------

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-----------------------                                        --------------
 Cusip No. 48245L 10 7                                          Page 3 of 12
-----------------------                                        --------------

--------------------------------------------------------------------------------

   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ritchie Capital Management, L.L.C.
--------------------------------------------------------------------------------

   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   [X]

                                                                   (b)   [_]

--------------------------------------------------------------------------------

   3.     SEC USE ONLY

--------------------------------------------------------------------------------

   4.     CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware limited liability company
                   U.S.A.
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER
            NUMBER OF                0
             SHARES      -------------------------------------------------------
          BENEFICIALLY
            OWNED BY      6.  SHARED VOTING POWER
              EACH            2,000,000 shares of Common Stock
            REPORTING
             PERSON           Warrants to purchase 2,250,000 shares of Common
              WITH            Stock
                         -------------------------------------------------------

                          7.  SOLE DISPOSITIVE POWER
                                     0
                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER
                              See Row 6 above.
                         -------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          See Row 6 above.
--------------------------------------------------------------------------------

   10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                                [_]
--------------------------------------------------------------------------------

   11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Approximately 11.4% as of the date of filing of this statement.
          (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.    TYPE OF REPORTING PERSON*
                    OO; HC
--------------------------------------------------------------------------------

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-----------------------                                        --------------
 Cusip No. 48245L 10 7                                          Page 4 of 12
-----------------------                                        --------------

--------------------------------------------------------------------------------
   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RAM Capital, L.L.C.
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)      [X]

                                                                (b)      [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Illinois limited liability company
                 U.S.A.
--------------------------------------------------------------------------------

                        5.    SOLE VOTING POWER
          NUMBER OF                  0
           SHARES      ---------------------------------------------------------
        BENEFICIALLY
          OWNED BY      6.    SHARED VOTING POWER
            EACH              2,000,000 shares of Common Stock
          REPORTING
           PERSON             Warrants to purchase 2,250,000 shares of Common
            WITH              Stock
                       ---------------------------------------------------------

                        7.    SOLE DISPOSITIVE POWER
                                     0
                       ---------------------------------------------------------

                        8.    SHARED DISPOSITIVE POWER
                              See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                   [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 11.4% as of the date of filing of this statement. (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
                 OO; HC
--------------------------------------------------------------------------------

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-----------------------                                        --------------
 Cusip No. 48245L 10 7                                          Page 5 of 12
-----------------------                                        --------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        RAM Capital Investments, Ltd.
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)    [X]

                                                                  (b)    [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands corporation
                 Cayman Islands
--------------------------------------------------------------------------------

                         5.  SOLE VOTING POWER
          NUMBER OF                 0
           SHARES       --------------------------------------------------------
        BENEFICIALLY
          OWNED BY       6.  SHARED VOTING POWER
            EACH             2,000,000 shares of Common Stock
          REPORTING
           PERSON            Warrants to purchase 2,250,000 shares of Common
            WITH             Stock
                        --------------------------------------------------------

                         7.  SOLE DISPOSITIVE POWER
                                    0
                        --------------------------------------------------------

                         8.  SHARED DISPOSITIVE POWER
                             See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                   [_]

--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 11.4% as of the date of filing of this statement. (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
                 CO; HC
--------------------------------------------------------------------------------

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-----------------------                                        --------------
 Cusip No. 48245L 10 7                                          Page 6 of 12
-----------------------                                        --------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        THR, Inc.
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)     [X]

                                                         (b)     [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Illinois corporation
                U.S.A.
--------------------------------------------------------------------------------

                          5.  SOLE VOTING POWER
          NUMBER OF                  0
           SHARES        -------------------------------------------------------
        BENEFICIALLY
          OWNED BY        6.  SHARED VOTING POWER
            EACH              2,000,000 shares of Common Stock
          REPORTING
           PERSON             Warrants to purchase 2,250,000 shares of Common
            WITH              Stock
                         -------------------------------------------------------

                          7.  SOLE DISPOSITIVE POWER
                                     0
                         -------------------------------------------------------

                          8.  SHARED DISPOSITIVE POWER
                              See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                   [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 11.4% as of the date of filing of this statement. (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
                 CO; HC
--------------------------------------------------------------------------------

--------------------------                              ------------------
 Cusip No. 48245L 10 7                                    Page 7 of 12
--------------------------                              ------------------

--------------------------------------------------------------------------------

   1.      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           A. R. Thane Ritchie
--------------------------------------------------------------------------------

   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [X]
                                                                   (b) [_]
--------------------------------------------------------------------------------

   3.      SEC USE ONLY

--------------------------------------------------------------------------------

   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S. Citizen
--------------------------------------------------------------------------------

                                5.    SOLE VOTING POWER
               NUMBER OF              0
                               -------------------------------------------------
                SHARES
             BENEFICIALLY       6.    SHARED VOTING POWER
               OWNED BY               2,000,000 shares of Common Stock
                 EACH
               REPORTING              Warrants to purchase 2,250,000 shares of
                                      Common Stock
                               -------------------------------------------------
                PERSON
                               7.     SOLE DISPOSITIVE POWER
                 WITH                 0
                               -------------------------------------------------

                                8.    SHARED DISPOSITIVE POWER
                                      See Row 6 above.
--------------------------------------------------------------------------------


   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           See Row 6 above.
--------------------------------------------------------------------------------

   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

           CERTAIN SHARES                                              [_]

--------------------------------------------------------------------------------

   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Approximately 11.4% as of the date of filing of this statement. (Based on 35,115,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)

--------------------------------------------------------------------------------

   12.     TYPE OF REPORTING PERSON*
           IN; HC

--------------------------------------------------------------------------------

-------------------------                                   ------------------
Cusip No. 48245L 10 7                                         Page 8 of 12
-------------------------                                   ------------------

                                  SCHEDULE 13G
                                  ------------

Item 1(a)    Name of Issuer: KFX INC.

     1(b)    Address of Issuer's Principal Executive Offices:

                            3300 East First Avenue, Suite 290
                            Denver, Colorado 80206

Item 2(a)    Name of Person Filing
Item 2(b)    Address of Principal Business Office
Item 2(c)    Citizenship

                             RAM Trading, Ltd.
                             c/o Caledonian Bank & Trust Limited
                             Caledonian House
                             P.O. Box 1043
                             George Town, Grand Cayman
                             Cayman Islands corporation

                             RAM Capital, L.L.C.
                             210 East State Street
                             Batavia, Illinois 60510
                             Illinois limited liability company

                             RAM Capital Investments, Ltd.
                             c/o Caledonian Bank & Trust Limited
                             Caledonian House
                             P.O. Box 1043
                             George Town, Grand Cayman
                             Cayman Islands corporation

                             Ritchie Capital Investments, L.L.C.
                             210 East State Street
                             Batavia, Illinois 60510
                             Delaware limited liability company

                             THR, Inc.
                             210 East State Street
                             Batavia, Illinois 60510
                             Illinois corporation

-------------------------                                   ------------------
Cusip No. 48245L 10 7                                         Page 9 of 12
-------------------------                                   ------------------

                         A.R. Thane Ritchie
                         210 East State Street
                         Batavia, Illinois 60510
                         U.S. Citizen

      2(d)  Title of Class of Securities:

                         Common Stock, $0.001 par value per share

      2(e)  CUSIP Number: 48245L 10 7

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a)    [__]  Broker or dealer registered under Section 15 of the
                         Exchange Act;

            (b)    [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c)    [__]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

            (d)    [__]  Investment company registered under Section 8 of the
                         Investment Company Act;

            (e)    [__]  An investment adviser in accordance with Rule 13d-1(b)
                         (1)(ii)(E);

            (f)    [__]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)    [__]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

            (h)    [__]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

            (i)    [__]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)    [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

-------------------------                                   ------------------
Cusip No. 48245L 10 7                                         Page 10 of 12
-------------------------                                   ------------------

Item 4    Ownership:

RAM TRADING, LTD.
RITCHIE CAPITAL MANAGEMENT, L.L.C.
RAM CAPITAL, L.L.C.
RAM CAPITAL INVESTMENTS, LTD.
THR, INC.
A.R. THANE RITCHIE

     (a)  Amount beneficially owned:

          SHARED VOTING POWER

          2,000,000 shares of Common Stock

          Warrants to purchase 2,250,000 shares of Common Stock

     (b)  Percent of Class:

          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          Approximately 11.4% as of the date of filing of this statement.( Based on 37,365,879 shares of Common Stock issued and outstanding as of April 30, 2002, plus the Common Stock issuable upon the exercise of Warrants referred to in item (a) above.)

     (c)  Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  See item (a) above.

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See item (a) above.

-------------------------                                   ------------------
Cusip No. 48245L 10 7                                         Page 11 of 12
-------------------------                                   ------------------

Item 5      Ownership of Five Percent or Less of a Class:

                            Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

                            Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not Applicable.

Item 8      Identification and Classification of Members of the Group:

                            Not Applicable.

Item 9      Notice of Dissolution of Group:

                            Not Applicable.

Item 10     Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                                   ------------------
Cusip No. 48245L 10 7                                         Page 12 of 12
-------------------------                                   ------------------

       After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 9th day of May, 2002

 RAM TRADING, LTD.                                  RAM CAPITAL, L.L.C.

 By: Ritchie Capital Management, L.L.C.,            By: Ritchie Capital Management, L.L.C.,
     its Investment Manager                             its Investment Manager

     By: THR, Inc.                                      By: THR, Inc.

         By: /s/ A.R. Thane Ritchie                         By: /s/ A.R. Thane Ritchie
             --------------------------------                   -----------------------
              A.R. Thane Ritchie, President                      A.R. Thane Ritchie, President

 RITCHIE CAPITAL MANAGEMENT, L.L.C.                 RAM CAPITAL INVESTMENTS, LTD.

 By: THR, Inc.                                      By: Ritchie Capital Management, L.L.C.,
                                                        its Investment Manager

     By: /s/ A.R. Thane Ritchie                         By: THR, Inc.
         ------------------------------------
             A.R. Thane Ritchie, President
                                                            By: /s/ A.R. Thane Ritchie
                                                            ---------------------------
                                                                 A.R. Thane Ritchie, President

   /s/ A.R. Thane Ritchie                           THR, INC.
 --------------------------------------------
 A.R. Thane Ritchie

                                                    By: /s/ A.R. Thane Ritchie
                                                        ---------------------------
                                                         A.R. Thane Ritchie, President